Exhibit 10.1

Execution Version

CREDIT AGREEMENT
by and between
MIDWESTONE FINANCIAL GROUP, INC.
(the “Borrower”)
and
U.S. BANK NATIONAL ASSOCIATION
(the “Bank”)
Dated as of April 30, 2015

Table of Contents

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CREDIT AGREEMENT
THIS LOAN AGREEMENT dated as of April 30, 2015 (this “Agreement”) is by and between MidWestOne Financial Group, Inc. a corporation organized under the laws of the State of Iowa (the “Borrower”), and U.S. Bank National Association, a national banking association (the “Bank”).
RECITALS
WHEREAS, the Borrower has requested that the Bank provide a credit facility as set forth below, and the Bank is willing to do so on the terms and conditions set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
Section 1.1.    Defined Terms. As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):
“Affiliate”: When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, five percent or more of any class of voting Equity Interests of the Person referred to, (c) each Person, five percent or more of the voting Equity Interests (or if such Person is not a corporation, five percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers and partners. The term control (including the terms “controlled by” and “under common control with”) means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.
“Anti-Corruption Laws”: All laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries, if any, from time to time concerning or relating to bribery or corruption.
“Applicable Margin”: Means (a) 2.00% until the second consecutive Payment Date on which the Borrower has paid principal payments pursuant to Section 2.5(b)(ii); (b) 1.75% from and after the second consecutive Payment Date on which the Borrower has paid principal payments pursuant to Section 2.5(b)(ii) until the next Payment Date on which the Borrower has paid principal payments pursuant to Section 2.5(b)(i); and (c) 2.00% from and after any Payment Date on which the Borrower has paid principal payments pursuant to Section 2.5(b)(i) until the next second consecutive Payment Date on which the Borrower has paid principal payments pursuant to Section 2.5(b)(ii).

“Bank”: As defined in the opening paragraph hereof.
“Banking Day”: Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in St. Paul, Minnesota and New York, New York.
“Board”: The Board of Governors of the Federal Reserve System or any successor thereto.
“Borrower”: As defined in the opening paragraph hereof.
“Capitalized Lease”: A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.
“Capitalized Lease Obligations”: As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).
“Central Bank”: Central Bank, a Minnesota banking corporation.
“Central Bancshares”: Central Bancshares, Inc., a Minnesota corporation.
“Central Bancshares Acquisition”: The acquisition by Borrower of all of the Equity Interests of Central Bancshares.
“Central Bancshares Acquisition Documents”: The Agreement and Plan of Merger by and between the Borrower and Central Bancshares evidencing the Central Bancshares Acquisition, along with other instruments and agreements related to the Central Bancshares Acquisition, copies of which have been provided to the Bank.
“Change”: Means (a) Any change after the date of this Agreement in the Risk-Based Capital Guidelines or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof after the date of this Agreement that affects the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank. Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be a Change regardless of the date adopted, issued, promulgated or implemented.

“Change of Control”: Either:
(a)    The acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than a Permitted Major Owner or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower;
(b)    occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were (i) not nominated by, or whose nomination for election was not approved or ratified by a majority of the directors of, the board of directors of the Borrower, or (ii) not appointed by Persons described in the foregoing clause (i); or
(c)    the occurrence of a change in control, or other similar provision, as defined in any agreement or instrument evidencing any Indebtedness of the Borrower or its Subsidiary Banks in excess of $250,000.
“Closing Date”: April 30, 2015.
“Code”: The Internal Revenue Code of 1986, as amended.
“Commitments”: The Revolving Commitment and the Term Loan Commitment.
“Contingent Obligation”: With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities, Equity Interests or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in each case in the ordinary course of business.
“Cost of Funds Rate”: The rate at which the Bank would be able to borrow funds of comparable amounts in the Money Markets for a period equal to the remaining term of the Term Loan, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-eighth percent.

“Current Liabilities”: As of any date, the consolidated current liabilities of the Borrower, determined in accordance with GAAP.
“Daily Reset LIBOR Rate Loan”: All or a portion of the Term Loan bearing interest at the Applicable Margin plus the greater of (i) zero percent (0.0%) and (ii) the one-month LIBOR rate quoted by the Bank from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect and reset each New York Banking Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation.
“Default”: Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.
“Equity Interests”: All shares, interests, participation or other equivalents, however designated, of or in a corporation or limited liability company, whether or not voting, including but not limited to common stock, member interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.
“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate”: Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.
“Event of Default”: Any event described in Section 7.1.
“Fixed Charge Coverage Ratio”: As of any date of determination, with respect to any specified period ending on the date of determination, the ratio of:
(a)the sum of (i) Net Income, plus (ii) non-cash charges or expenses, including depreciation and amortization, plus (iii) Interest Expense, plus (iv) one time losses associated with acquisitions or sales of assets, minus (v) any Restricted Payments paid in cash, minus (vi) non-cash income, minus (vii) one time gains associated with acquisitions or sales of assets, to
(b)    the sum of (i) Interest Expense with respect to such period, plus (ii) the principal amount of the Term Loan paid during such period pursuant to Section 2.5(b) plus (ii) one fifth of the Revolving Commitment Amount;
determined with respect to the Borrower, without consolidation with its Subsidiaries, in accordance with Regulatory Reporting Principles.
“Fixed Rate Loan”: As defined in Section 2.4(a)(ii)(B).

“GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.
“Immediately Available Funds”: Funds with good value on the day and in the city in which payment is received.
“Indebtedness”: With respect to any Person, at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including the following: (a) all obligations of such Person for borrowed money (including non-recourse obligations), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services excluding trade payables incurred in the ordinary course of business, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Person, (h) all obligations of such Person in respect of interest rate swap agreements, cap or collar agreements, interest rate futures or option contracts, currency swap agreements, currency futures or option agreements and other similar contracts, including all Rate Protection Agreements, (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, (k) all obligations of such Person under any Equity Interests issued by such Person, and (l) all Contingent Obligations of such Person.
“Indemnitee”: As defined in Section 8.12.
“Interest Differential”: That sum equal to the greater of zero or the financial loss incurred by the Bank resulting from prepayment, calculated as the difference between the amount of interest the Bank would have earned (from like investments in the Money Markets as of the first day of the LIBOR Rate Loan) had prepayment not occurred and the interest the Bank will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment.
“Interest Expense”: With respect to any Person, for any period of determination, the aggregate amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of such Person, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings, (c) interest payments on the Trust Preferred Shares, and (d) net costs under any Rate Protection Agreement, in each case determined in accordance with GAAP.

“Investment”: The acquisition, purchase, making or holding of any Equity Interests or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase Equity Interests, securities or other debt of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof and the formation of, or entry into, any partnership as a limited or general partner or the entry into any joint venture. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write‑ups, write‑downs or write‑offs with respect to such Investment.
“LIBOR Rate Loan”: As defined in Section 2.4(a)(ii)(A).
“Lien”: With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.
“Loan”: Separately, the Revolving Loan or the Term Loan, without distinction, and collectively, the Revolving Loan and the Term Loan.
“Loan Documents”: This Agreement and the Notes.
“Loan Loss Reserves”: With respect to any Person, the loan loss reserve of such Person, as reported in the most recent call reports of such Person.
“Loan Period”: The period commencing on the date of the applicable LIBOR Rate Loan and ending on any numerically corresponding day thereafter which matches the interest rate term selected by the Borrower; provided, however, (a) if any Loan Period would otherwise end on a day which is not a New York Banking Day, then the Loan Period shall end on the next succeeding New York Banking Day unless the next succeeding New York Banking Day falls in another calendar month, in which case the Loan Period shall end on the immediately preceding New York Banking Day; or (b) if any Loan Period begins on the last New York Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Loan Period), then the Loan Period shall end on the last New York Banking Day of the calendar month at the end of such Loan Period.
“Material Adverse Occurrence”: Any occurrence of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration, or governmental investigation or proceeding upon which either (i) an enforcement proceeding shall have been commenced by any creditor upon a judgment or order; or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect) which materially and adversely affects (a) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole,

(b) the facts and information regarding the Borrower or any of its Subsidiaries which has been provided to the Bank, (c) the ability of the Borrower to perform its obligations under any of the Loan Documents, (d) the validity or enforceability of the material obligations of the Borrower under any Loan Document, or (e) the rights and remedies of the Bank against the Borrower.
“Maximum Rate”: As defined in Section 8.17.
“MidWestOne Bank”: MidWestOne Bank, an Iowa banking corporation.
“Money Market Rate At Prepayment”: That zero-coupon rate, calculated on the Prepayment Date, and determined solely by the Bank, as the rate at which the Bank would be able to borrow funds in Money Markets for the prepayment amount matching the maturity of a specific prospective Fixed Rate Loan payment, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation. A separate Money Market Rate At Prepayment will be calculated for each prospective principal payment date related to the Fixed Rate Loan.
“Money Markets”: One or more wholesale funding markets available to and selected by the Bank, including negotiable certificates of deposit, commercial paper, Eurodollar deposits, bank notes, federal funds, interest rate swaps or others.
“Multiemployer Plan”: A multiemployer plan, as such term is defined in Section 4001 (a) (3) of ERISA, which is maintained (on the Closing Date, within the five years preceding the Closing Date, or at any time after the Closing Date) for employees of the Borrower or any ERISA Affiliate.
“Net Income”: With respect to any Person, the net income of such Person, without consolidation with its Subsidiaries, after deductions for all expenses, including, but not limited to, income taxes if any, Interest Expense, and non-cash charges or expenses, including depreciation and amortization, all as determined in accordance with GAAP.
“Net Present Value”: The amount which is derived by summing the present values of each prospective payment of principal of the Fixed Rate Loan which, without such full or partial prepayment, could otherwise have been received by the Bank over the remaining contractual life of the Fixed Rate Loan. The individual discount rate used to present value each prospective payment of principal shall be the Money Market Rate At Prepayment for the maturity matching that of each specific payment of principal.
“New York Banking Day”: Any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.
“Non-Performing Loans”: With respect to any Person, the sum of all loans made by such Person that are either (a) ninety (90) days or more past due (either principal or interest) or (b) in non-accrual status.

“Note”: Separately, the Revolving Note or the Term Note, without distinction, and collectively, the Revolving Note and the Term Note.
“Obligations”: The Borrower’s obligations in respect of the due and punctual payment of principal and interest on the Notes when and as due, whether by acceleration or otherwise and all fees, expenses, indemnities, reimbursements and other obligations of the Borrower under this Agreement (including Revolving Commitment Fees) or any other Loan Document, and the Rate Protection Obligations, if any, in all cases whether now existing or hereafter arising or incurred.
“OFAC”: The U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
“OREO”: With respect to any Person, the value of all real estate owned by such Person and classified as such by the regulatory authorities responsible for examining such Person, as shown on the most recent call or examination reports for such Person.
“Participants”: As defined in Section 8.6(b).
“PATRIOT Act”: The USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.
“Payment Date”: March 31, June 30, September 30 and December 31 of each year.
“PBGC”: The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.
“Permitted Majority Owner”: John Morrison and any trusts now or hereafter established by or for the benefit of him or his immediate family.
“Person”: Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.
“Plan”: Each employee benefit plan (whether in existence on the Closing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of the Borrower or of any ERISA Affiliate.
“Prepayment Event”:
(a)    any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Subsidiary, other than dispositions described in clauses (a), (b), (c) and (d) of Section 6.2;
(b)    any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary, but only to the extent that the net proceeds therefrom have not been applied, or committed pursuant to an agreement (including any purchase orders) to be applied, to repair, restore or replace such property or asset within 180 days after such event; or
(c)    the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted by Section 6.11.
“Prepayment Date”: As defined in Section 2.4(a)(ii)(B).
“Prepayment Fee”: As defined in Section 2.4(a)(ii)(B).
“Prohibited Transaction”: The respective meanings assigned to such term in Section 4975 of the Code and Section 406 of ERISA.
“Property”: any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Rate Protection Agreement”: Any interest rate swap, cap or option agreement, or any other agreement pursuant to which the Borrower or any Subsidiary hedges interest rate risk.
“Rate Protection Obligations”: The liabilities, indebtedness and obligations of the Borrower, if any, under a Rate Protection Agreement with the Bank, or any Affiliate of the Bank, excluding any joint venturers or partners of the Bank.
“Regulatory Action”: Any cease and desist order, letter agreement, memorandum, or other similar regulatory action taken by a state or federal banking agency or other Person to which either the Borrower or any Subsidiary Bank is subject which, in the Bank’s sole discretion, could reasonably be expected to have a material adverse effect on the Borrower or any Subsidiary Bank.
“Regulatory Reporting Principles”: Principles of accounting required by applicable regulations and used in the preparation of the Borrower’s periodic Form FRY-9LP statements filed with the Federal Reserve Board.
“Reportable Event”: A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code.
“Restricted Payments”: With respect to the Borrower, all dividends or other distributions of any nature (cash, Equity Interests, assets or otherwise) with respect to, and all other payments on account of, any class of Equity Interests (including warrants, options or rights therefor) issued by the Borrower, whether such Equity Interests are authorized or outstanding on the Closing Date or at any time thereafter, and any redemption or purchase of, or distribution in respect of, any Equity Interests of the Borrower, whether directly or indirectly.

“Revolving Commitment”: The agreement of the Bank to make Revolving Loans to the Borrower in an aggregate principal amount outstanding at any time not to exceed the Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.
“Revolving Commitment Amount”: $5,000,000.
“Revolving Commitment Fees”: As defined in Section 2.9.
“Revolving Loan”: As defined in Section 2.1(a).
“Revolving Loan Date”: The date of the making of any Revolving Loan hereunder.
“Revolving Loan Maturity Date”: April 28, 2016.
“Revolving Loan Termination Date”: The earlier of (a) the Revolving Loan Maturity Date, and (b) the date on which the Revolving Note is accelerated pursuant to Section 7.2.
“Revolving Note”: A promissory note of the Borrower in the form of Exhibit A-1, evidencing the obligation of the Borrower to repay the Revolving Loan, as the same may be amended, restated or otherwise modified from time to time.
“Risk-Based Capital Guidelines”: Means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.
“Sanctioned Country”: At any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.
“Sanctioned Person”: At any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person 50% or more owned, directly or indirectly, by any of the above.
“Sanctions”: Economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“SEC”: The Securities Exchange Commission, or any successor agency performing similar functions.
“Subordinated Debt”: Any Indebtedness of the Borrower, now existing or hereafter created, incurred or arising, which (a) is subordinated in right of payment to the payment of the

Obligations in a manner and to an extent that the Bank has approved in writing prior to the creation of such Indebtedness, or (b) is existing on the date of this Agreement and disclosed on Schedule 6.11 as Subordinated Debt for which the Bank has received subordination agreements satisfactory in scope, form and substance to the Bank.
“Subsidiary”: Any corporation or other entity of which Equity Interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by the Borrower either directly or through one or more Subsidiaries.
“Subsidiary Banks”: Individually or collectively, as the context may require, any of the banks listed as “Subsidiary Banks” on Schedule 4.18 and each additional Subsidiary of the Borrower that is a federally- or state-chartered bank or thrift institution.
“Tangible Capital”: With respect to any Person, as of any date of determination, the sum of (i) the total amount of the capital stock, surplus, subordinated debt and undivided profits accounts less intangible assets of such Person, in each case determined in accordance with GAAP, and (ii) Loan Loss Reserves of such Person.
“Term Loan”: As defined in Section 2.1(b).
“Term Loan Advance”: As defined in Section 2.1(b).
“Term Loan Advance Date”: The date of the making of any Term Loan Advance hereunder.
“Term Loan Advance Ending Date”: June 30, 2015.
“Term Loan Commitment”: The agreement of the Bank to make the Term Loan to the Borrower in an aggregate principal amount outstanding at any time not to exceed the Term Loan Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.
“Term Loan Commitment Amount”: $35,000,000.
“Term Loan Maturity Date ”: June 30, 2020.
“Term Loan Termination Date”: The earlier of (a) the Term Loan Maturity Date, and (b) the date on which the Term Note is accelerated pursuant to Section 7.2.
“Term Note ”: A promissory note of the Borrower in the form of Exhibit A-2 evidencing the obligation of the Borrower to repay the Term Loan, as the same may be amended, restated or otherwise modified from time to time.
“Total Risk Based Capital Ratio”: With respect to any Person, the ratio of (a) total risk-based capital, to (b) total risk-weighted assets of such Person.
“Trust Preferred Shares”: The trust preferred shares issued or assumed by the Borrower.

“Unused Revolving Commitment”: As of any date of determination, the amount by which the Revolving Commitment Amount exceeds the Revolving Loans on such date.
Section 1.2.    Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrower and the Bank agree in writing on an adjustment to such computation or determination to account for such change in GAAP.
Section 1.3.    Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding.”
Section 1.4.    Other Definitional Terms. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” All incorporation by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, and such incorporation shall include all necessary definitions and related provisions from such other agreements but including only amendments thereto agreed to by the Bank, and shall survive any termination of such other agreements until the obligations of the Borrower under this Agreement and the Notes are irrevocably paid in full, and the commitments of the Bank to advance funds to the Borrower are terminated.
ARTICLE II.
TERMS OF THE CREDIT FACILITIES
Section 2.1.    Lending Commitments
(a)    On the terms and subject to the conditions hereof, the Bank agrees to make available to the Borrower a credit facility available as loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) on a revolving basis at any time and from time to time from the Closing Date to the Revolving Loan Termination Date, during which period the Borrower may borrow, repay and re-borrow in accordance with the provisions hereof, provided, the unpaid principal amount of outstanding Revolving Loans shall not at any time exceed the Revolving Commitment Amount.
(b)    On the terms and subject to the conditions hereof, the Bank agrees to make available to the Borrower a term loan (“Term Loan”) available in up to five advances (each, a “Term Loan Advance”) at any time and from time to time from the Closing Date to the Term Loan Advance Ending Date in an aggregate amount of Term Loan Advances not to exceed the Term Loan Commitment Amount. Upon the earlier of the making of aggregate Term Loan Advances in the amount of the Term Loan Commitment and the occurrence of the Term Loan Advance Ending Date, the Term Loan Commitment shall expire. Amounts paid or prepaid on the Term Loan may not be reborrowed.
Section 2.2.    Procedure for Revolving Loans and Term Loan Advances. Any request by the Borrower for a Revolving Loan or a Term Loan Advance hereunder shall be in writing or by telephone and must be given so as to be received by the Bank not later than 2:00 p.m. (Saint Paul time) on the requested Revolving Loan Date or Term Loan Advance Date, as applicable. Each request for a Revolving Loan or Term Loan Advance hereunder shall be irrevocable and shall be deemed a representation by the Borrower that, on the requested Revolving Loan Date or Term Loan Advance Date and after giving effect to the requested Revolving Loan or Term Loan Advance, the applicable conditions specified in Article III have been and will be satisfied. Each request for a Revolving Loan or Term Loan Advance hereunder shall specify (i) the requested Revolving Loan Date or Term Loan Advance Date, as applicable, and (ii) the amount of the Revolving Loan or Term Loan Advance to be made on such date, which amount, in the case of a Term Loan Advance, shall be in the minimum amount of $100,000, plus incremental amounts of $100,000. The Bank may rely on any telephone request by the Borrower for a Revolving Loan or Term Loan Advance hereunder which it believes in good faith to be genuine; and the Borrower hereby waives the right to dispute the Bank’s record of the terms of such telephone request. Unless the Bank determines that any applicable condition specified in Article III has not been satisfied, the Bank will make available to the Borrower at the Bank’s office in Saint Paul, Minnesota, in Immediately Available Funds on the requested Revolving Loan Date or Term Loan Advance Date, as applicable, the amount of the requested Revolving Loan or Term Loan Advance.
Section 2.3.    Notes. The Revolving Loans shall be evidenced by the Revolving Note payable to the order of the Bank in a principal amount equal to the Revolving Commitment Amount originally in effect. The Term Loan and Term Loan Advances shall be evidenced by the Term Note payable to the order of the Bank in a principal amount equal to the Term Loan Commitment Amount originally in effect. The Bank shall enter in its ledgers and records the amount of each Loan, converted or continued and the payments made thereon, and the Bank is authorized by the Borrower to enter on a schedule attached to the applicable Note, as appropriate, a record of such Loan and payments; provided, however that the failure by the Bank to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrower hereunder and on the Notes, and, in all events, the principal amounts owing by the Borrower in respect of the Revolving Note shall be the aggregate amount of all Revolving Loans made by the Bank less all payments of principal thereof made by the Borrower, and the principal amounts owing by the Borrower in respect of the Term Note shall be the aggregate amount of the Term Loan Advances less all payments of principal thereof made by the Borrower.
Section 2.4.    Interest Rate.
(a)    Interest Rates

(i)    Interest Rate on the Revolving Loan. Interest on the Revolving Loan shall accrue at an annual rate equal to 2.00% plus the greater of (i) zero percent (0.0%) and (ii) the one-month LIBOR rate quoted by Bank from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect two New York Banking Days prior to the Reprice Date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one sixteenth percent and such rate to be reset monthly on each Reprice Date. The term “Reprice Date” means the first day of each month. If the initial Revolving Loan under this Agreement is made other than on the Reprice Date, the initial one-month LIBOR rate shall be that one-month LIBOR rate in effect two New York Banking Days prior to the date of the initial advance, which rate plus the percentage described above shall be in effect until the next Reprice Date.
(ii)    Interest Rate on the Term Loan. The unpaid principal balance of the Term Loan will accrue interest at one of the two interest rates set forth in clauses (A) and (B) below as selected by the Borrower, provided that, (x) until the Term Loan Advance Ending Date, the Term Loan may only accrue interest at the interest rate set forth in clause (A), below, (y) the interest rate option set forth in clause (B), below, may only be exercised on the Term Loan Advance Ending Date, and (z) any portion of the Term Loan for which the interest rate option set forth in clause (B) below is not selected by the Borrower, shall bear interest at the interest rate set forth in clause (A), below:

(A)
An amount of the unpaid principal balance of the Term Loan as selected by the Borrower will accrue interest, upon a minimum of two New York Banking Days prior notice, at the per annum rate equal to the Applicable Margin plus the greater of (I) zero percent (0.0%) and (II) the 1, 3 or 6 month LIBOR rate (such period to be chosen by the Borrower) quoted by the Bank from Reuters Screen LIBOR01 Page or any successor thereto, which shall be the LIBOR rate in effect two New York Banking Days prior to commencement of such interest period, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation (a “LIBOR Rate Loan”). In the event the Borrower does not timely select another interest rate option at least two New York Banking Days before the end of the Loan Period for a LIBOR Rate Loan, the Bank may at any time after the end of the Loan Period convert the LIBOR Rate Loan to a Daily Reset LIBOR Rate Loan, but until such conversion, the funds advanced under the LIBOR Rate Loan shall continue to accrue interest at the same rate as the interest rate in effect for such LIBOR Rate Loan prior to the end of the Loan Period.

No LIBOR Rate Loan may extend beyond the Term Loan Maturity Date.  In any event, if the Loan Period for a LIBOR Rate Loan should happen to extend beyond the Term Loan Maturity

Date, then such LIBOR Rate Loan must be prepaid on the Term Loan Maturity Date.  The Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.  Each LIBOR Rate Loan shall be in a minimum principal amount of $100,000.  The aggregate number of LIBOR Rate Loans in effect at any one time may not exceed 6.
If a LIBOR Rate Loan is prepaid prior to the end of the Loan Period for such loan, whether voluntarily or because prepayment is required due to the occurrence of the Term Loan Maturity Date or due to acceleration of the Obligations upon default or otherwise, the Borrower agrees to pay all of the Bank’s costs, expenses and Interest Differential (as determined by the Bank) incurred as a result of such prepayment.  Because of the short-term duration of any Loan Period, the Borrower agrees that the Interest Differential shall not be discounted to its present value.  Any prepayment of a LIBOR Rate Loan shall be in an amount equal to the remaining entire principal balance of such LIBOR Rate Loan.  The Borrower hereby acknowledges that the Borrower shall be required to pay Interest Differential with respect to any portion of the principal balance paid before its scheduled due date, whether voluntarily, involuntarily, or otherwise, including without limitation any principal payment made following default, demand for payment, acceleration, collection proceedings, foreclosure, sale or other disposition of collateral, bankruptcy or other insolvency proceedings, eminent domain, condemnation or otherwise.  Such prepayment fee shall at all times be an Obligation as well as an undertaking by the Borrower to the Bank whether arising out of a voluntary or mandated prepayment.

(B)
An amount of the unpaid principal balance of the Term Loan as selected by the Borrower on the Term Loan Advance Ending Date will accrue interest at a fixed per annum rate equal to the Applicable Margin plus the Cost of Funds Rate as determined as of the Term Loan Advance Ending Date, which interest rate will remain fixed through the Term Loan Maturity Date (the “Fixed Rate Loan”). The Borrower may only exercise this interest rate option on the Term Loan Advance Ending Date, and this interest rate option shall expire on the Term Loan Advance Ending Date if not selected on such date.

If the Fixed Rate Loan is prepaid prior to the Term Loan Maturity Date, whether voluntarily or because prepayment is required due to acceleration of the Obligations upon default or otherwise, the Borrower agrees to pay all of the Bank’s costs and expenses incurred as a result of such prepayment plus a prepayment indemnity (“Prepayment Fee”) equal to the greater of zero, or that amount, calculated on any date of prepayment (“Prepayment Date”), which is derived by subtracting: (a) the principal amount of the Fixed Rate Loan or portion of the Fixed Rate Loan to be prepaid from (b) the Net Present Value of the Fixed Rate Loan or portion of the Fixed Rate Loan to be prepaid on such Prepayment Date; provided, however, that the Prepayment Fee shall not in any event exceed the maximum prepayment fee permitted by applicable law.

In calculating the amount of such Prepayment Fee, the Bank is hereby authorized by the Borrower to make such assumptions regarding the source of funding, redeployment of funds and other related matters, as the Bank may deem appropriate. If the Borrower fails to pay any Prepayment Fee when due, the amount of such Prepayment Fee shall thereafter bear interest until paid at the default rate specified in Section 2.4(b).

The Borrower hereby acknowledges that the Borrower shall be required to pay the Prepayment Fee with respect to any portion of the principal balance of the Fixed Rate Loan paid before its scheduled due date, whether voluntarily, involuntarily, or otherwise, including without limitation any principal payment made following default, demand for payment, acceleration, collection proceedings, foreclosure, sale or other disposition of collateral, bankruptcy or other insolvency proceedings, eminent domain, condemnation or otherwise. Such prepayment fee shall at all times be an Obligation as well as an undertaking by the Borrower to the Bank whether arising out of a voluntary or mandated prepayment.

(b)    Interest Upon Event of Default. Upon the occurrence of any Event of Default, each Loan shall, at the option of the Bank (or, in the case of an Event of Default under Section 7.1(f), (g) or (h), automatically upon the occurrence of such Event of Default), bear interest until paid in full at the rate otherwise applicable thereto plus 2.0%.
(c)    Records of Interest Rates. The Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.
Section 2.5.    Repayment of the Loans. Interest and principal upon the Loans shall be paid as follows:
(a)    Payment of Interest. Interest on the Revolving Loan shall be paid (A) on each Payment Date, commencing on June 30, 2015 and (B) on the Revolving Loan Termination Date; provided that interest under Section 2.4(b) shall be payable on demand. Interest on the Term Loan shall be paid (A) on each Payment Date, commencing on June 30, 2015 and (B) on the Term Loan Termination Date; provided that interest under Section 2.4(b) shall be payable on demand.

(b)    Payment of Principal. Principal of the Revolving Loan shall be paid on the Revolving Loan Termination Date. Principal on the Term Loan shall be paid on each Payment Date, commencing on September 30, 2015, in quarterly installments in the amount of either, at the election of the Borrower, (i) the amount of the Term Loan as of the Term Loan Advance Ending Date divided by 28 or (ii) the amount of the Term Loan as of the Term Loan Advance Ending Date divided by 20, with the unpaid remaining principal balance to be paid in full on the Term Loan Termination Date, provided that the amount of the installment paid on each Payment Date shall not be less than the amount calculated in clause (i), above.
Section 2.6.    Prepayments.
(a)    Optional Prepayments. The Borrower may pay the Revolving Loan at its option at any time without premium or penalty. The Borrower may pay the Term Loan at its option only if it pays the Interest Differential or Prepayment Fee, as applicable, payable with respect to the Term Loan pursuant to Section 2.4(a)(ii). All prepayments of the Loans shall be in a minimum amount of $100,000 or, if less, in the remaining entire principal balance of the Loan being prepaid. All prepayments applied to the Term Loan shall be applied to the scheduled principal payments on the Term Loan in the inverse order of their maturities. Amounts paid or prepaid on the Term Loan may not be reborrowed. Any such prepayment of any Loan must be accompanied by payment of accrued and unpaid interest on the amount prepaid and, in the case of a prepayment of the Term Loan, the Interest Differential or Prepayment Fee, as applicable, required under Section 2.4(a)(ii). Amounts paid (unless following an acceleration or upon termination of the Revolving Commitment in whole) or prepaid on the Revolving Loans under this clause (a) may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement.
(b)    Mandatory Prepayments for a Prepayment Event. If at any time a Prepayment Event occurs, the Borrower shall immediately pay to the Bank the net proceeds realized by such Prepayment Event as a prepayment of the Term Loan, along with any Interest Differential or Prepayment Fee, as applicable, required under Section 2.4(a)(ii). Any such prepayments shall be applied to the Term Loan until the Term Loan is paid in full, and thereafter to the Revolving Loan until the Revolving Loan is paid in full. All prepayments applied to the Term Loan shall be applied to the scheduled principal payments on the Term Loan in the inverse order of their maturities. Amounts paid or prepaid on the Term Loan may not be reborrowed. Amounts paid (unless following an acceleration or upon termination of the Revolving Commitment in whole) or prepaid on the Revolving Loan under this clause (b) may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement.
(c)    Mandatory Prepayment if Central Bancshares Acquisition is not Consummated. If the Term Loan has been funded by the Bank and the Central Bancshares Acquisition is not consummated on or before May 15, 2015, the Borrower shall immediately pay to the Bank on such date the entire outstanding principal balance of the Term Loan along with all accrued interest thereon and any Interest Differential or Prepayment Fee, as applicable, required under Section 2.4(a)(ii).

Section 2.7.    Computations. Interest on the Loans and the Revolving Commitment Fees shall be computed on the basis of actual days elapsed and a year of 360 days.
Section 2.8.    Payments. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under this Agreement payable to the Bank shall be made without setoff or counterclaim in Immediately Available Funds not later than 3:00 p.m.(St. Paul Time) on the dates called for under this Agreement and the Notes to the Bank at its office in Saint Paul, Minnesota. Funds received after such time shall be deemed to have been received on the next Banking Day. Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Banking Day, such payment shall be made on the next succeeding Banking Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment.
Section 2.9.    Unused Revolving Commitment Fee. The Borrower shall pay to the Bank fees (the “Revolving Commitment Fees”) in an amount determined by applying a rate of 0.25% per annum to the average daily Unused Revolving Commitment during the period from and after the date hereof to and including the Revolving Loan Termination Date. Such Revolving Commitment Fees are payable in arrears on the dates on which interest is payable pursuant to Section 2.5.
Section 2.10.    Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation, promulgation, implementation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof including, notwithstanding the foregoing, all requests, rules, guidelines or directives in connection with Dodd-Frank Wall Street Reform and Consumer Protection Act regardless of the date enacted, adopted or issued, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
(a)    subjects the Bank to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to the Bank in respect of the Loans, or
(b)    imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank (other than reserves and assessments taken into account in determining the interest rate), or
(c)    imposes any other condition the result of which is to increase the cost to the Bank of making, funding or maintaining the Loans, or reduces any amount receivable by the Bank in connection with the Loans, or requires the Bank to make any payment calculated by reference to the amount of the Loans, by an amount deemed material by the Bank, and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining the Loans or the Commitments or to reduce the return received by the Bank in connection with the Loans or the Commitments, then, within 15 days after demand by the Bank, the Borrower shall pay the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction in amount received. “Excluded Taxes” means any (a) taxes imposed on or measured in whole or in part by revenue, net income, capital, or net worth of the Bank and franchise or other taxes imposed in lieu thereof by any jurisdiction in which the Bank is organized or incorporated, maintains its principal office, or is doing business, and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Bank is located. “Taxes” means any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding Excluded Taxes.
Section 2.11.    Capital Adequacy. If the Bank determines the amount of capital required or expected to be maintained by the Bank, or any corporation controlling the Bank, is increased as a result of a Change, then, within 15 days of demand by the Bank, the Borrower shall pay the Bank the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which the Bank determines is attributable to this Agreement, the Loans or the Commitments, after taking into account the Bank’s policies as to capital adequacy. A certificate as to such amount delivered to the Borrower by the Bank shall be conclusive absent manifest error.
Section 2.12.    Advances and Paying Procedure. The Bank is authorized and directed to credit any of the Borrower’s accounts with the Bank (or to the account the Borrower designates in writing) for all advances made under this Agreement, and the Bank is authorized to debit such account or any other account of the Borrower with the Bank for the amount of any principal or interest due under the Notes or other amounts due under this Agreement on the due date with respect thereto.
Section 2.13.    Resting Period. The Borrower shall repay the Revolving Loans in full and not borrow any Revolving Loan for a period of 30 consecutive calendar days during each calendar year.
ARTICLE III.
CONDITIONS PRECEDENT
Section 3.1.    Conditions of Initial Transaction. This Agreement shall become effective upon delivery by the Borrower of, and compliance by the Borrower with, the following:
(a)    Documents. The Bank shall have received the following:
(i)    This Agreement duly executed by the Borrower.
(ii)    The Revolving Note and the Term Note duly executed by the Borrower and dated the Closing Date.

(iii)    A certificate of the Secretary or an Assistant Secretary of the Borrower dated as of the Closing Date and certifying as to the following:
A.    A true and accurate copy of the corporate resolutions of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party contemplated hereby and thereby;
B.    The incumbency, names, titles, and signatures of the Borrower’s officers authorized to execute the Loan Documents and to request the Loans;
C.    A true and accurate copy of the Borrower’s Articles of Incorporation and all amendments thereto certified by the appropriate government official of the jurisdiction of its incorporation or organization as of a date not more than 30 days prior to the Closing Date; and
D.    A true and accurate copy of the Borrower’s Bylaws and all amendments thereto.
E.    A true and accurate copy of all Central Bancshares Acquisition Documents.
F.    True and accurate copies of subordination agreements for Indebtedness existing on the date of this Agreement and disclosed on Schedule 6.11 as Subordinated Debt.
G.    That all necessary regulatory approvals required to consummate the Central Bancshares Acquisition have been received by the Borrower, Central Bancshares, Central Bank or MidWestOne Bank.
H.    That the Borrower and Central Bancshares intend to consummate the Central Bancshares Acquisition within 5 Business Days of the Closing Date for an aggregate purchase price of $64,000,000 and 2,723,083 shares of the Borrower’s common stock
(iv)    A certificate of good standing for the Borrower and each Subsidiary Bank in the jurisdiction of its incorporation or organization and certified by the appropriate governmental officials as of a date not more than 30 days prior to the Closing Date.
(v)    A certificate dated the Closing Date of the president, chief executive officer or chief financial officer of the Borrower certifying as to the matters set forth in subsections (f) and (g) of this Section.
(vi)    Copies of all documents evidencing any necessary corporate action, consent or governmental or regulatory approval (if any) with respect to this Agreement or any of the other Loan Documents.

(vii)    UCC search for the Borrower and the Subsidiary Banks from the States of Minnesota and Iowa issued not more than 30 days prior to the Closing Date.
(viii)    Internal Revenue Service Form W-9 as prescribed by the Code with respect to the Borrower, as completed to the satisfaction of the Bank.
(ix)    The Bank shall have received a written opinion of the Borrower’s counsel, addressed to the Bank and addressing the matters described on Exhibit C.
(b)    Compliance. The Borrower shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by the Borrower prior to or simultaneously with the Closing Date.
(c)    Other Matters. All corporate proceedings relating to the Borrower and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in scope, form and substance to the Bank and its counsel, and the Bank shall have received all information and copies of all documents, including records of corporate proceedings, as the Bank or its counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.
(d)    Legal Matters. All legal matters, including income tax, regulatory, environmental, health and safety matters, shall be reasonably satisfactory to the Bank.
(e)    Fees and Expenses. The Bank shall have received all fees and other amounts due and payable by the Borrower on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Bank payable pursuant to Section 8.2.
Any one or more of the conditions set forth above which have not been satisfied by the Borrower on or prior to the Closing Date shall not be deemed permanently waived by the Bank unless the Bank shall waive the same in a writing which expressly states that the waiver is permanent, and in all cases in which the waiver is not stated to be permanent the Bank may at any time subsequent thereto insist upon compliance and satisfaction of any such condition, and failure by the Borrower to comply with any such condition within five (5) Banking Days’ written notice from the Bank to the Borrower shall constitute an Event of Default under this Agreement.
Section 3.2.    Conditions Precedent to all Loans. The obligation of the Bank to make any Revolving Loan (including the initial Revolving Loan) or any Term Loan Advance hereunder shall be subject to the fulfillment of the following conditions:
(a)    Representations and Warranties. The representations and warranties contained in Article IV shall be true and correct on and as of the Closing Date and on the date of each Revolving Loan and each Term Loan Advance, with the same force and effect as if made on such date.
(b)    No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date and on the date of each Revolving Loan and each Term

Loan Advance or will exist after giving effect to the Revolving Loan or the Term Loan Advance made on such date.
(c)    Notices and Requests. The Bank shall have received the Borrower’s request for such Term Loan Advance or Revolving Loan as required under Section 2.2.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
To induce the Bank to enter into this Agreement and to make the Revolving Loan and Term Loan hereunder, the Borrower represents and warrants to the Bank:
Section 4.1.    Organization, Standing, Etc. The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction named in the opening paragraph hereof and has all requisite power and authority to carry on its business as now conducted, to enter into this Agreement and to issue the Notes and to perform its obligations under the Loan Documents. Each Subsidiary is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted. Each of the Borrower and the Subsidiaries (a) holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits could not reasonably be expected to constitute a Material Adverse Occurrence and (b) is duly qualified and in good standing as a foreign corporation (or other organization) in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure so to qualify would permanently preclude the Borrower or such Subsidiary from enforcing its rights with respect to any assets or expose the Borrower to any Material Adverse Occurrence.
Section 4.2.    Authorization and Validity. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower. This Agreement constitutes, and the Notes and other Loan Documents when executed will constitute, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.
Section 4.3.    No Conflict; No Default. The execution, delivery and performance by the Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provision of the Articles of Incorporation or Bylaws of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder. No Event of Default exists or would result from the incurrence by the Borrower of any Indebtedness hereunder or under any other Loan Document. Neither the Borrower nor any

Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award in any case in which the consequences of such default or violation could reasonably be expected to constitute a Material Adverse Occurrence, or in violation or breach of any indenture, loan or credit agreement or other agreement, lease or instrument involving an obligation of the Borrower in excess of $100,000. The Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees is a Sanctioned Person. Neither any Loan, use of the proceeds of any Loan or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions. The Borrower and its Subsidiaries have all permits, licenses and approvals required by such laws, copies of which have been provided to the Bank. The Borrower and its Subsidiaries are in compliance in all material respects with the PATRIOT Act. Neither the making of the Loans nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto.
Section 4.4.    Government Consent. Except for the regulatory approvals being sought in connection with the Central Bancshares Acquisition, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.
Section 4.5.    Financial Condition. The Borrower’s call reports and other regulatory reports, including without limitation FRY-9C, and FRY-9LP reports, as heretofore furnished to the Bank, fairly present the financial condition of the Borrower and its Subsidiaries as at such dates and the results of their operations and changes in financial position for the respective periods then ended. As of the dates of such reports, neither the Borrower nor any Subsidiary had any material obligation, contingent liability, liability for taxes or long‑term lease obligation which is not reflected in such call reports. Since December 31, 2014, there has been no Material Adverse Occurrence.
Section 4.6.    Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower or any Subsidiary, could reasonably be expected to constitute a Material Adverse Occurrence, and there are no unsatisfied judgments against the Borrower or Subsidiary, the satisfaction or payment of which could reasonably be expected to constitute a Material Adverse Occurrence.
Section 4.7.    Environmental, Health and Safety Laws. To the Borrower’s knowledge, there does not exist any violation by the Borrower or any Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health, safety or other matters which has, will or threatens to impose a material liability on the Borrower or a Subsidiary or which has required or would require a material expenditure by the Borrower or a Subsidiary to cure. Neither the Borrower nor any Subsidiary has received any written notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non‑compliance or remedial action could reasonably be expected to constitute a Material Adverse Occurrence. The Borrower does not have knowledge that it or its property or any Subsidiary or the property of any Subsidiary will become subject to environmental laws or regulations during the term of this Agreement, compliance with which could reasonably be expected to require Capital Expenditures which could reasonably be expected to constitute a Material Adverse Occurrence.
Section 4.8.    ERISA. Each Plan is in substantial compliance with all applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event has occurred and is continuing with respect to any Plan which could reasonably be expected to constitute a Material Adverse Occurrence. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA. With respect to each Plan subject to Title IV of ERISA, as of the most recent valuation date for such Plan, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Bank) of such Plan’s projected benefit obligations did not exceed the fair market value of such Plan’s assets.
Section 4.9.    Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The value of all margin stock owned by the Borrower does not constitute more than 25% of the value of the assets of the Borrower.
Section 4.10.    Title to Property; Leases; Liens; Subordination. Each of the Borrower and the Subsidiaries has (a) good and marketable title to its real properties and (b) good and sufficient title to, or valid, subsisting and enforceable leasehold interest in, its other material properties, including all real properties, other properties and assets, referred to as owned by the Borrower and its Subsidiaries in the most recent financial statements referred to in Section 5.1 (other than property disposed of since the date of such financial statements in the ordinary course of business). None of such properties is subject to a Lien, except as allowed under Section 6.12. The Borrower has not subordinated any of its rights under any obligation owing to it to the rights of any other person.
Section 4.11.    Taxes. Each of the Borrower and the Subsidiaries has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate and the Borrower knows of no proposed material tax assessment against it or any Subsidiary or any basis therefor.
Section 4.12.    Trademarks, Patents. Each of the Borrower and the Subsidiaries possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.
Section 4.13.    Burdensome Restrictions. Neither the Borrower nor any Subsidiary is a party to or otherwise bound by any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate or partnership restriction which could reasonably be expected to constitute a Material Adverse Occurrence.
Section 4.14.    Force Majeure. Since the date of the most recent financial statements, call reports and other regulatory reports referred to in Section 5.1, the business, properties and other assets of the Borrower and the Subsidiaries have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God.
Section 4.15.    Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.
Section 4.16.    Retirement Benefits. Except as disclosed on Schedule 4.16 or as required under Section 4980B of the Code, Section 601 of ERISA or applicable state law, neither the Borrower nor any of its Subsidiaries is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.
Section 4.17.    Full Disclosure. Subject to the following sentence, neither the financial statements nor the call reports and other regulatory reports referred to in Section 5.1 nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Borrower in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading. Certificates or statements furnished by or on behalf of the Borrower or any Subsidiary to the Bank consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Borrower or such Subsidiary, and the Borrower has no reason to believe that such projections or forecasts are not reasonable.
Section 4.18.    Subsidiaries. Schedule 4.18 sets forth, as of the date of this Agreement, a list of all Subsidiaries (including Subsidiary Banks) and the number and percentage of the shares of each class of Equity Interests owned beneficially or of record by the Borrower or any

Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary. None of the Subsidiary Banks is subject to any Regulatory Action which has not been disclosed to the Bank.
Section 4.19.    Labor Matters. There are no pending or threatened strikes, lockouts or slowdowns against the Borrower or any Subsidiary. Neither the Borrower nor any Subsidiary has been or is in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Borrower or any Subsidiary on account of wages and employee health and welfare insurance and other benefits (in each case, except for de minimus amounts), have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. The consummation of the transactions contemplated under the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.
Section 4.20.    Bank Holding Company Act. The Borrower has complied in all material respects with all federal, state and local laws pertaining to bank holding companies, including without limitation, the Bank Holding Company Act of 1956, as amended.
Section 4.21.    Capital Stock. Neither the Borrower nor any Subsidiary Bank has issued any unregistered securities in violation of the registration requirements of the Securities Act of 1933, as amended, or any other law; or violated any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, in either case, where the effect of such violation could reasonably be expected to cause a Material Adverse Occurrence.
Section 4.22.    Solvency. As of the Closing Date, (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is proposed to be conducted following the Closing Date.
Section 4.23.    Insurance. The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies insurance on all their Property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are consistent with sound business practice and as are customarily carried by companies engaged in similar business and owning similar properties in localities where the Borrower and its Subsidiaries operate.
Section 4.24.    Restrictive Agreements. Neither the Borrower nor any Subsidiary is a party to or bound by any agreement, bond, note or other instrument of the type described in Section 6.6.
Section 4.25.    Central Bancshares Acquisition. The Central Bancshares Acquisition has

been or will be consummated in accordance with the purchase agreements and other documents and instruments which the Borrower has provided to the Bank and consistent with the structure and terms presented to and found acceptable by the Bank immediately upon the payment of consideration described Section 3.1(a) (iii) H.
ARTICLE V.
AFFIRMATIVE COVENANTS
Until the Notes and all of the other Obligations have been paid in full, unless the Bank shall otherwise consent in writing:
Section 5.1.    Financial Statements and Reports. The Borrower will furnish to the Bank:
(a)    As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, its consolidated balance sheet and related statements of income, operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, certified by McGladrey LLP or another independent public accountant of recognized national standing acceptable to the Bank, and presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with any management letters, management reports or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants, it being understood and agreed that the delivery of the Borrower’s Form 10-K, if required, promptly following the filing thereof with the SEC shall satisfy the delivery requirements set forth in this clause (subject to the time periods set forth in this clause (a)).
(b)    As soon as available and in any event within 90 days after the end of each fiscal quarter, its unaudited consolidated balance sheet and related statements of income, operations, stockholders’ equity and cash flows as of the end of and for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter, setting forth in comparative form figures for the corresponding period for the preceding fiscal year, accompanied by a certificate signed by the Chief Financial Officer of the Borrower stating that such financial statements present fairly the financial condition of the Borrower and its Subsidiaries and that the same have been prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements), it being understood and agreed that the delivery of the Borrower’s Form 10-Q, if required, promptly following the filing thereof with the SEC shall satisfy the delivery requirements set forth in this clause (subject to the time periods set forth in this clause (b)).
(c)    As soon as available, but in any event within 60 days after the last day of each fiscal quarter, copies of the quarterly (and where appropriate, annual) call reports and other regulatory reports, including, without limitation FRY-9C, FRY-9LP reports and call reports prepared on FFIEC forms (or any successors thereto) filed by the Borrower or any Subsidiary Bank with any regulatory authority.

(d)    As soon as practicable and in any event within 90 days after the end of each fiscal quarter, a Compliance Certificate in the form attached hereto as Exhibit B signed by the president, chief financial officer or controller of the Borrower demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Sections 6.14, 6.15, 6.16, 6.17 and, 6.18, as at the end of such quarter and stating that as at the end of such fiscal quarter there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.
(e)    As soon as available, (i) copies of all reports or materials submitted or distributed to shareholders of the Borrower or filed with the Securities Exchange Commission, any national securities exchange or any regulatory authority having jurisdiction over the Borrower or any of its Subsidiaries, (ii) to the extent allowed by law, copies of all Regulatory Actions which have not been disclosed in the Borrower’s most recent FRY-9C, FRY-9LP reports and call reports prepared on FFIEC forms (or any successors thereto), affecting or pertaining to the Borrower or any Subsidiary Bank, (iii) upon any officer of the Borrower becoming aware of any adverse development which occurs in any Regulatory Action previously disclosed by the Borrower, a notice from the Borrower describing the nature thereof, stating the nature and status of such Regulatory Action, and what action the Borrower proposes to take with respect thereto, and (iv) upon any officer of the Borrower becoming aware of any pending or threatened litigation or administrative proceeding of the type described in Section 4.6.
(f)    Immediately upon any officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action Borrower proposes to take with respect thereto.
(g)    Immediately upon any officer of the Borrower becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any Prohibited Transaction, a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.
(h)    Immediately upon any officer of the Borrower becoming aware of any matter that has resulted or could reasonably be expected to result in a Material Adverse Occurrence, a notice from the Borrower describing the nature thereof and what action Borrower proposes to take with respect thereto.
(i)    Immediately upon any officer of the Borrower becoming aware of any violation as to any environmental matter by the Borrower or any Subsidiary or of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower or any Subsidiary which are material to the operations of the Borrower or such Subsidiary, or (b) which will or threatens to impose a material liability on the Borrower or such Subsidiary to any Person or which will require a material expenditure by the

Borrower or such Subsidiary to cure any alleged problem or violation, a notice from the Borrower describing the nature thereof and what action the Borrower proposes to take with respect thereto.
(j)    Immediately upon any officer of the Borrower becoming aware of either (i) the commencement of any action, suit or proceeding before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting the Borrower or any Subsidiary or any property of the Borrower or a Subsidiary or to which the Borrower or a Subsidiary is a party in which an adverse determination or result could reasonably be expected to result in a Material Adverse Occurrence, or (ii) any adverse development which occurs in any action, suit or proceeding before any court or arbitrator or any governmental department, board, agency or other instrumentality previously disclosed by the Borrower to the Bank in which an adverse determination or result could reasonably be expected to result in a Material Adverse Occurrence, a notice from the Borrower describing the nature thereof, stating the nature and status of such action, suit or proceeding and what action the Borrower proposes to take with respect thereto.
(k)    Promptly upon their becoming publicly available, copies of regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower with any securities exchange or with the SEC.
(l)    The Borrower will give prompt written notice to the Bank of any change in the accounting or financial reporting practices of the Borrower or any of its Subsidiaries.
(m)    Such information and evidence of actions taken as reasonably requested by the Bank in order to assist the Bank in maintaining compliance with the Patriot Act.
(n)    From time to time, such other information regarding the business, operation and financial condition of the Borrower and the Subsidiaries as the Bank may reasonably request.
Section 5.2.    Use of Loan Proceeds. The Borrower shall use the proceeds of the Revolving Loan to fund general working capital and operating expenses. The Borrower shall use the proceeds of the Term Loan to finance the Central Bancshares Acquisition and up to $5,000,000 for repayment of outstanding Subordinated Debt of Central Bancshares assumed by the Borrower in connection with the Central Bancshares Acquisition . Without limitation of the above sentence, the Borrower will not request any Loan and the Borrower shall not use, and the Borrower shall ensure that its Subsidiaries, and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (b) in any manner that would result in the violation of any applicable Sanctions.
Section 5.3.    Existence, No Additional Subsidiaries. The Borrower will maintain, and cause each Subsidiary to maintain, its corporate existence in good standing under the laws of its jurisdiction of organization and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude the Borrower or such Subsidiary from enforcing its rights with respect to any material asset or would expose the Borrower or such Subsidiary to any material liability; provided, however, that nothing herein shall prohibit the merger, sale or liquidation of any Subsidiary allowed under Section 6.1 or 6.2. The Borrower shall not form or acquire any Subsidiary without the prior written consent of the Bank, provided that, the Borrower may form or acquire any Subsidiary, other than a Subsidiary Bank or a Subsidiary of a Subsidiary Bank, formed or acquired for the purpose of any other business or activity permitted by all applicable laws and regulations, provided further that the aggregate amount of assets of such formed or acquired Subsidiaries permitted under this sentence shall not, at any time during any fiscal year of the Borrower, exceed 5% of the consolidated assets of the Borrower and its Subsidiaries as of the end of the preceding fiscal year.
Section 5.4.    Insurance. The Borrower shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable firms engaged in the same or similar business and similarly situated.
Section 5.5.    Payment of Taxes and Claims. The Borrower shall file, and cause each Subsidiary to file, all tax returns and reports which are required by law to be filed by it and will pay, and cause each Subsidiary to pay, before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower’s or such Subsidiary’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on Borrower’s or such Subsidiary’s books in accordance with GAAP.
Section 5.6.    Inspection. The Borrower shall permit, upon three Banking Days prior written notice (which notice requirement shall not apply while any Event of Default is continuing), any Person designated by the Bank to visit and inspect any of the properties, books and financial records of the Borrower and the Subsidiaries, to examine and to make copies of the books of accounts and other financial records of the Borrower and the Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Bank may designate; provided, however, that the Bank will use its best efforts not to interfere with or impair the ability of the Borrower or any Subsidiary to conduct its business in the ordinary course. So long as no Event of Default exists, the expenses of the Bank for such visits, inspections and examinations shall be at the expense of the Bank, but any such visits, inspections and examinations made while any Event of Default is continuing shall be at the expense of the Borrower.
Section 5.7.    Maintenance of Properties. The Borrower will maintain, and cause each Subsidiary to maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
Section 5.8.    Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.
Section 5.9.    Compliance. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject; provided, however, that failure so to comply shall not be a breach of this covenant if such failure does not constitute a Material Adverse Occurrence and the Borrower or such Subsidiary is acting in good faith and with reasonable dispatch to cure such noncompliance. The Borrower and each of its Subsidiaries will comply with all Anti-Corruption Laws and applicable Sanctions, and will obtain all permits, licenses and approvals required by such laws, copies of which will be provided to the Bank upon request.
Section 5.10.    ERISA. The Borrower will maintain, and cause each Subsidiary to maintain, each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and will not, and will not permit any of the ERISA Affiliates to (a) engage in any transaction in connection with which the Borrower or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $50,000, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Borrower any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $50,000 or (c) fail to make any payments in an aggregate amount exceeding $50,000 to any Multiemployer Plan that the Borrower or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.
Section 5.11.    Environmental Matters; Reporting. The Borrower will observe and comply with, and cause each Subsidiary to observe and comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non‑compliance could result in a material liability or otherwise could reasonably be expected to constitute a Material Adverse Occurrence.
Section 5.12.    Further Assurances. The Borrower shall promptly correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation thereof. Promptly upon request by the Bank, the Borrower also shall execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Bank may reasonably require from time to time in order: (a) to carry out more effectively the purposes of the Loan Documents and (b) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Bank the rights granted now or hereafter intended to be granted to the Bank under any Loan Document or under any other instrument executed in connection with any Loan Document or that the Borrower may be or become bound to convey, mortgage or assign to the Bank in order to carry out the intention or facilitate the performance of the provisions of any Loan Document. The Borrower shall furnish to the Bank evidence satisfactory to the Bank of every such recording, filing or registration. The Borrower and each of its Subsidiaries shall take such actions reasonably requested by the Bank in order to assist the Bank in maintaining compliance with the Patriot Act.
Section 5.13.    Compliance with Terms of Material Contracts. The Borrower and each of its Subsidiaries shall make all payments and otherwise perform all obligations in respect of all material contracts to which the Borrower or such Subsidiary is a party.
ARTICLE VI.
NEGATIVE COVENANTS
Until the Notes and all of the other Obligations have been paid in full, unless the Bank shall otherwise consent in writing:
Section 6.1.    Merger; Acquisitions. The Borrower will not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); acquire all or substantially all of the stock or the assets of another Person except as permitted under Section 5.8; nor permit any Subsidiary to do any of the foregoing; provided, however, any Subsidiary other than a Subsidiary Bank may be merged with or liquidated into the Borrower or any wholly‑owned Subsidiary other than a Subsidiary Bank (if the Borrower or such wholly‑owned Subsidiary is the surviving corporation), and Central Bank may be merged into MidWestOne Bank.
Section 6.2.    Disposition of Assets. The Borrower will not, nor will permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:
(a)    dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;
(b)    the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment;
(c)    dispositions in the ordinary course of business; and
(d)    the sale or other disposition of assets set forth on Schedule 6.2.

Section 6.3.    Plans. The Borrower will not permit, nor will allow any Subsidiary to permit, any event to occur or condition to exist which would permit any Plan to terminate under any circumstances which would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of the Borrower or any Subsidiary; and the Borrower will not permit, as of the most recent valuation date for any Plan subject to Title IV of ERISA, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Bank) of such Plan’s projected benefit obligations to exceed the fair market value of such Plan’s assets.
Section 6.4.    Change in Nature of Business. The Borrower will not, nor will permit any Subsidiary to, make any material change in the nature of the business of the Borrower or such Subsidiary, as carried on at the date hereof.
Section 6.5.    Loan Proceeds. The Borrower will not, nor will permit any Subsidiary to, use any part of the proceeds of any Loan directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations U or X of the Board.
Section 6.6.    Negative Pledges; Subsidiary Restrictions. The Borrower will not, nor will permit any Subsidiary to, enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Bank which would (i) prohibit the Borrower or such Subsidiary from granting, or otherwise limit the ability of the Borrower or such Subsidiary to grant, to the Bank any Lien on any assets or properties of the Borrower or such Subsidiary (other than pursuant to agreements creating Liens under Section 6.12(j)), or (ii) require the Borrower or such Subsidiary to grant a Lien to any other Person if the Borrower or such Subsidiary grants any Lien to the Bank. The Borrower will not permit any Subsidiary to place or allow any restriction, directly or indirectly, on the ability of such Subsidiary to (a) pay Restricted Payments on or with respect to such Subsidiary’s Equity Interests or (b) make loans or other cash payments to the Borrower.
Section 6.7.    Restricted Payments. The Borrower shall not declare or pay Restricted Payments on any class of Equity Securities unless (a) the Borrower is in compliance with Sections 6.14, 6.15, 6.16, 6.17, and 6.18 both before and after giving effect to the proposed Restricted Payment, (b) no Event of Default has occurred and is continuing or would be caused by such declaration or payment, and (c) the proposed Restricted Payment has received all necessary prior approvals required from all regulatory authorities.
Section 6.8.    Transactions with Affiliates. The Borrower will not, nor will permit any Subsidiary to, enter into any transaction with any Affiliate of the Borrower, except upon fair and reasonable terms no less favorable than the Borrower, or such Subsidiary, would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower.

Section 6.9.    Accounting Changes. The Borrower will not, nor will permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year or the fiscal year of any Subsidiary.
Section 6.10.    Subordinated Debt. The Borrower will not, nor will permit any Subsidiary to, (a) make any scheduled payment of the principal of or interest on any Subordinated Debt which would be prohibited by the terms of such Subordinated Debt and any related subordination agreement; (b) directly or indirectly make any prepayment on or purchase, redeem or defease any Subordinated Debt or offer to do so (whether such prepayment, purchase or redemption, or offer with respect thereto, is voluntary or mandatory) unless, with respect to Subordinated Debt identified as such on Schedule 6.11, (i) the Borrower is in compliance with Sections 6.14, 6.15, 6.16, 6.17, and 6.18 both before and after giving effect to the proposed prepayment, purchase, redemption or defeasement, (ii) no Default or Event of Default exists or would be caused by such prepayment, purchase, redemption or defeasement, and (iii) such prepayment, purchase, redemption or defeasement is permitted under the related subordination agreement; (c) amend or cancel the subordination provisions applicable to any Subordinated Debt; (d) take or omit to take any action if as a result of such action or omission the subordination of such Subordinated Debt, or any part thereof, to the Obligations might be terminated, impaired or adversely affected; or (e) omit to give the Bank prompt notice of any notice received from any holder of Subordinated Debt, or any trustee therefor, or of any default under any agreement or instrument relating to any Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be due or payable.
Section 6.11.    Indebtedness. The Borrower will not, nor will permit any Subsidiary to, incur, create, issue, assume or suffer to exist any Indebtedness, except:
(a)    The Obligations and other Indebtedness owing to the Bank.
(b)    Current Liabilities, other than for borrowed money, incurred in the ordinary course of business, including, but not limited to, deposits.
(c)    Indebtedness existing on the date of this Agreement and disclosed on Schedule 6.11 or the call reports referenced in Section 4.5.
(d)    With the express written consent of the Bank, Indebtedness owing to shareholders of the Borrower; provided that such Indebtedness is Subordinated Debt.
(e)    Indebtedness consisting of unsecured federal funds lines of credit provided by financial institutions.
(f)    Indebtedness consisting of financing provided by the Federal Home Loan Bank.
(g)    Subordinated Debt.
(h)    Indebtedness secured by Liens permitted under Section 6.12.

(i)    Indebtedness of the Subsidiary Banks arising in the ordinary course of the business of banking consistent with past practice.
Section 6.12.    Liens. The Borrower will not, nor will permit any Subsidiary to, create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease‑purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by the Borrower or a Subsidiary, including, without limitation, Equity Interests in any Subsidiary Bank, except:
(a)    Liens granted to the Bank to secure the Obligations.
(b)    Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower or a Subsidiary.
(c)    Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.5.
(d)    Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.5.
(e)    Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.
(f)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by the Borrower or a Subsidiary in excess of those set forth by regulations promulgated by the Board, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution.
(g)    Encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord’s Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of the Borrower or a Subsidiary.
(h)    Liens to secure Indebtedness owing to the Federal Home Loan Bank described in Section 6.11(f).
(i)    The interest of any lessor under any Capitalized Lease entered into after the Closing Date or purchase money Liens on property acquired after the Closing Date; provided, that, (i) the Indebtedness secured thereby is otherwise permitted by this Agreement and (ii) such Liens are limited to the property acquired and do not secure

Indebtedness other than the related Capitalized Lease Obligations or the purchase price of such property.
(j)    Liens arising in the ordinary course of the business of banking consistent with past practice.
Section 6.13.    Contingent Liabilities. The Borrower will not, nor will permit any Subsidiary to, be or become liable on any Contingent Obligations except Contingent Obligations for the benefit of the Bank.
Section 6.14.    Non-Performing Loans and OREO to Tangible Capital. The Borrower will not permit the ratio of Non-Performing Loans plus OREO to Tangible Capital of the Subsidiary Banks, on a combined basis, expressed as a percentage, as of the last day of the fiscal quarter ending June 30, 2015 and the last day of each fiscal quarter thereafter, to be greater than 16.00% .
Section 6.15.    Loan Loss Reserves to Non-Performing Loans. The Borrower shall not permit the ratio of (a) the sum of Loan Loss Reserves of the Subsidiary Banks, on a combined basis, to (b) Non-Performing Loans of the Subsidiary Banks, on a combined basis, expressed as a percentage, as of the last day of the fiscal quarter ending June 30, 2015 and the last day of each fiscal quarter thereafter, to be less than 80%.
Section 6.16.    Total Risk Based Capital. Until a merger of MidWestOne Bank and Central Bank, the Borrower will not permit the Total Risk-Based Capital Ratio of MidWestOne Bank or Central Bank separately, or the Subsidiary Banks combined, expressed as a percentage, as of the last day of any fiscal quarter, to be less than the following percentages during the following periods:

Period	MidWestOne Bank, separately	Central Bank, separately	Subsidiary Banks Combined
Closing Date to and including December 30, 2015	10.25%	10.75%	10.50%
December 31, 2015 to and including December 30, 2016	10.40%	10.90%	10.60%
December 31, 2016 to and including December 30, 2017	10.65%	11.10%	10.85%
December 31, 2017 to and including December 30, 2018	10.90%	11.25%	11.05%
December 31, 2018 to and including December 30, 2019	11.15%	11.35%	11.25%
From and after December 31, 2019	11.40%	11.50%	11.45%

After the merger of MidWestOne Bank and Central Bank, the Borrower will not permit the Total Risk-Based Capital Ratio of the surviving Subsidiary Bank, expressed as a percentage, as of the last day of any fiscal quarter, to be less than the percentage set forth above in the column labeled “Subsidiary Banks Combined.”
Section 6.17.    Regulatory Capital - Bank Subsidiaries. The Borrower shall cause each Subsidiary Bank to be, “well capitalized” (as defined in 12 CFR § 325.103(b)(1)) at all times.

Section 6.18.    Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter, for the four consecutive fiscal quarters ending on that date, to be less than 1.25 to 1.00.
Section 6.19.    Hedging Agreements. The Borrower will not, nor will permit any Subsidiary to, enter into any hedging arrangements, other than any Rate Protection Agreements entered into in the ordinary course of the Borrower’s or any Subsidiary’s business.
Section 6.20.    Investments. The Borrower will not, nor will permit any Subsidiary to, acquire for value, make, have or hold any Investments, except:
(a)    Investments in (i) bank repurchase agreements, (ii) savings accounts or certificates of deposit in a financial institution of recognized standing, (iii) obligations issued or fully guaranteed by the United States, (iv) prime commercial paper maturing within 90 days of the date of acquisition by the Borrower or any Subsidiary, and (v) with respect to the Borrower, other Investments permitted for bank holding companies under applicable federal, Minnesota and Iowa law (including rules and regulations promulgated by the Office of the Comptroller of the Currency, the Minnesota Department of Commerce, the Iowa Division of Banking or other applicable federal or state regulatory agency) and, with respect to the Subsidiary Banks, other Investments permitted for state banks under applicable federal, Minnesota law and Iowa law (including rules and regulations promulgated by the Office of the Comptroller of the Currency, the Minnesota Department of Commerce, the Iowa Division of Banking or other applicable federal or state regulatory agency);
(b)    loans and advances made to employees and agents in the ordinary course of business, such as travel and entertainment advances and similar items;
(c)    Investments in the Borrower by a Subsidiary; and
(d)    with respect to a Subsidiary, Investments or loans made in the ordinary course of banking business of such Subsidiary.
Section 6.21.    Central Bancshares Acquisition Documents. The Borrower will not amend, modify or waive any provision of the Central Bancshares Acquisition Documents.
ARTICLE VII.
EVENTS OF DEFAULT AND REMEDIES
Section 7.1.    Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:
(a)    The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on any Note or any other Obligation required to be made to the Bank pursuant to this Agreement.
(b)    Any representation or warranty made by or on behalf of the Borrower or any Subsidiary in this Agreement or any other Loan Document or by or on behalf of the Borrower or any Subsidiary in any certificate, statement, report or document herewith or hereafter furnished to the Bank pursuant to this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.
(c)    The Borrower shall fail to comply with Section 5.2 or 5.3, any default or event of default however denominated under any other Loan Document shall exist, or the Borrower shall fail to comply with any Section of Article VI.
(d)    The Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for 15 calendar days after whichever of the following dates is the earliest: (i) the date the Borrower gives notice of such failure to the Bank, (ii) the date the Borrower should have given notice of such failure to the Bank pursuant to Section 5.1, or (iii) the date the Bank gives notice of such failure to the Borrower.
(e)    The Borrower or any Subsidiary shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or such Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or a Subsidiary or for a substantial part of the property thereof and shall not be discharged within 60 days, or the Borrower or any Subsidiary shall make an assignment for the benefit of creditors.
(f)    Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower or any Subsidiary, and, if instituted against the Borrower or any Subsidiary, shall have been consented to or acquiesced in by the Borrower or such Subsidiary, or shall remain undismissed for 60 days, or an order for relief shall have been entered against the Borrower or such Subsidiary.
(g)    Any dissolution or liquidation proceeding not permitted by Section 6.1 shall be instituted by or against the Borrower or a Subsidiary, and, if instituted against the Borrower or any Subsidiary, shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall remain for 60 days undismissed.
(h)    A judgment or judgments for the payment of money in excess of the sum of $250,000 in the aggregate shall be rendered against the Borrower or a Subsidiary and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than 60 days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.
(i)    The maturity of any material Indebtedness of the Borrower (other than Indebtedness under this Agreement) or a Subsidiary shall be accelerated, or the Borrower or a Subsidiary shall fail to pay any such material Indebtedness when due

(after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such material Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this Section, Indebtedness of the Borrower or a Subsidiary shall be deemed “material” if it exceeds $100,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this Section 7.1(i) has occurred.
(j)    Any execution or attachment shall be issued whereby any property of the Borrower or any Subsidiary which has, in aggregate with other such property, a value in excess of $100,000, shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 60 days after the issuance thereof.
(k)    The Borrower or any Subsidiary Bank shall become subject to any Regulatory Action which has not been disclosed in writing to the Bank prior to the Closing Date, affecting or pertaining to the Borrower or any Subsidiary Bank and which could reasonably be expected to cause a Material Adverse Occurrence.
(l)    Any Subsidiary Bank is unable to make a Restricted Payment without the prior approval of any state or federal banking agency.
(m)    Any Change of Control shall occur, except for a Change of Control (i) resulting from the Central Bancshares Acquisition or (ii) that the Bank has otherwise agreed to in writing.
(n)    Any Loan Document fails to remain in full force or effect or any action is taken to discontinue or to assert the invalidity or unenforceability of any Loan Document.
(o)    any of the following shall occur: (i) any Reportable Event, (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, in any case where such occurrence could reasonably be expected to cause a Material Adverse Occurrence.
Section 7.2.    Remedies. If any Event of Default described in Sections 7.1(e), (f) or (g) shall occur with respect to the Borrower, the Notes and all other Obligations shall automatically become immediately due and payable. If any other Event of Default shall occur and be continuing, then, the Bank may declare the outstanding unpaid principal balance of the Notes, the accrued and unpaid interest thereon and all other Obligations to be forthwith due and payable, whereupon the Notes, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding. Upon the occurrence of any of the events described in this Section 7.2, the Bank may exercise all rights and remedies under any of the Loan Documents, and enforce all rights and remedies under any applicable law.
Section 7.3.    Deposit Accounts; Offset. The Borrower hereby grants the Bank a security interest in all deposits, credits and deposit accounts of the Borrower with the Bank (the “Deposits”). In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, the Borrower hereby irrevocably authorizes the Bank to (a) set off any Obligations against all Deposits of the Borrower with, and any and all claims of the Borrower against, the Bank, and (b) to enforce the security interest granted pursuant to the first sentence hereof. Such right shall exist whether or not the Bank shall have made any demand hereunder or under any other Loan Document, whether or not the Obligations, or any part thereof, or Deposits is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to the Bank. The Bank agrees that, as promptly as is reasonably possible after the exercise of any such setoff or enforcement right, it shall notify the Borrower of its exercise of such setoff or enforcement right; provided, however, that the failure of the Bank to provide such notice shall not affect the validity of the exercise of such setoff or enforcement rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on the Bank to all rights of banker’s Lien, setoff and counterclaim available pursuant to law.
ARTICLE VIII.
MISCELLANEOUS
Section 8.1.    Modifications. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided that no amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.
Section 8.2.    Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to pay or reimburse the Bank upon demand for all reasonable out‑of‑pocket expenses paid or incurred by the Bank, including filing and recording costs and fees, charges and disbursements of outside counsel to the Bank and/or the allocated costs of in-

house counsel incurred from time to time, in connection with the negotiation, preparation, approval, review, execution, delivery, administration, amendment, modification, interpretation, collection and enforcement of this Agreement and the other Loan Documents and any commitment letters relating thereto paid or incurred by the Bank in connection with the collection and enforcement of this Agreement and any other Loan Document. The obligations of the Borrower under this Section 8.2 shall survive any termination of this Agreement.
Section 8.3.    Waivers, etc. No failure on the part of the Bank or the holder of any Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.
Section 8.4.    Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from the first Banking Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Bank under Article II shall be deemed to have been given only when received by the Bank.
Section 8.5.    Taxes. The Borrower agrees to pay, and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Notes, which obligation of the Borrower shall survive the termination of this Agreement.
Section 8.6.    Successors and Assigns; Participations; Purchasing Banks.
(a)    This Agreement shall be binding upon and inure to the benefit of the Borrower, the Bank, all future holders of the Notes, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank.
(b)    The Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more Persons (“Participants”) participating interests in a minimum amount of $100,000 in the Loans or other Obligation owing to the Bank, the Notes, or any other interest of the Bank hereunder. In the event of any such sale by the Bank of participating interests to a Participant, (i) the Bank’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) the Bank shall remain solely responsible for the performance thereof, (iii) the Bank shall remain the holder of the applicable Note for all purposes under this Agreement, (iv) the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations under this

Agreement, (v) the Bank shall provide the Borrower with notice of the sale of such participation; and (vi) the agreement pursuant to which such Participant acquires its participating interest herein shall provide that the Bank shall retain the sole right and responsibility to enforce the Obligations, including, without limitation the right to consent or agree to any amendment, modification, consent or waiver with respect to this Agreement or any other Loan Document, provided that such agreement may provide that the Bank will not consent or agree to any such amendment, modification, consent or waiver with respect to the matters set forth in Article II without the prior consent of such Participant. The Borrower agrees that if amounts outstanding under this Agreement, the Notes and the Loan Documents are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest in amounts owing under this Agreement and the Notes or other Loan Document to the same extent as if the amount of its participating interest were owing directly to it as the Bank under this Agreement, the Notes or other Loan Documents. The Borrower also agrees that each Participant shall be entitled to the benefits of Section 2.4, 2.9, 2.10 and Section 8.2 with respect to its participation in the Loans; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the Bank would have been entitled to receive in respect of the amount of the participation transferred by the Bank to such Participant had no such transfer occurred.
(c)    The Borrower shall not be liable for any costs incurred by the Bank in effecting any participation under subparagraph (b) of this subsection.
(d)    The Bank may disclose to any Assignee or Participant and to any prospective Assignee or Participant any and all financial information in the Bank’s possession concerning the Borrower or any of their Subsidiaries (if any) which has been delivered to the Bank by or on behalf of the Borrower or any of its Subsidiaries pursuant to this Agreement or which has been delivered to the Bank by or on behalf of the Borrower or any of their Subsidiaries in connection with the Bank’s credit evaluation of the Borrower or any of its Subsidiaries prior to entering into this Agreement, provided that prior to disclosing such information, the Bank shall first obtain the agreement of such prospective Assignee or Participant to comply with the provisions of Section 8.7.
(e)    Notwithstanding any other provision in this Agreement, the Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any note held by it in favor of any federal reserve bank in accordance with Regulation A of the Board or U.S. Treasury Regulation 31 CFR § 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
Section 8.7.    Confidentiality of Information. The Bank shall use reasonable efforts to assure that information about the Borrower and its operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Bank pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between the Bank and the Borrower and shall not be divulged to any Person other than the Bank, its Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Bank hereunder and under the Loan Documents or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in the immediately preceding Section, (d) if such information is generally available to the public other than as a result of disclosure by the Bank, (e) to any direct or indirect contractual counterparty in any hedging arrangement or such contractual counterparty’s professional advisor, (f) to any nationally recognized rating agency that requires information about the Bank’s investment portfolio in connection with ratings issued with respect to the Bank, and (g) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Bank or by any applicable law, rule, regulation or judicial process, the opinion of the Bank’s counsel concerning the making of such disclosure to be binding on the parties hereto. The Bank shall not incur any liability to the Borrower by reason of any disclosure permitted by this Section.
Section 8.8.    Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.
Section 8.9.    Consent to Jurisdiction. AT THE OPTION OF THE BANK, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN OR RAMSEY COUNTY; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BANK AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE‑DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 8.10.    Waiver of Jury Trial. EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 8.11.    Survival of Agreement. All representations, warranties, covenants and agreement made by the Borrower herein or in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Bank and shall survive the making of the Loans by the Bank and the execution and delivery to the Bank by the Borrower of the Notes, regardless of any investigation made by or on behalf of the Bank, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and the Revolving Commitment and the Term Loan Commitment have not been terminated; provided, however, that the obligations of the under 8.2, 8.5 and 8.12 shall survive payment in full of the Obligations and the termination of the Commitments.
Section 8.12.    Indemnification. The Borrower hereby agrees to defend, protect, indemnify and hold harmless the Bank and its Affiliates and the directors, officers, employees, attorneys and agents of the Bank and its Affiliates (each of the foregoing being an “Indemnitee” and all of the foregoing being collectively the “Indemnitees”) from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:
(a)    by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or
(b)    by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Bank by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;
provided, however, that the Borrower shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee’s gross negligence or willful misconduct as determined by a nonappealable judgment of a court of competent jurisdiction. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.
This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Revolving Loan Termination

Date, the Term Loan Termination Date, and the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section. The indemnification provisions set forth above shall be in addition to any liability the Borrower may otherwise have. Without prejudice to the survival of any other obligation of the Borrower hereunder the indemnities and obligations of the Borrower contained in this Section shall survive the payment in full of the other Obligations.
Section 8.13.    Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.
Section 8.14.    Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrower and the Bank with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.
Section 8.15.    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.
Section 8.16.    Borrower Acknowledgements. The Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) the Bank has no fiduciary relationship to the Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between the Borrower and the Bank, and (d) the Bank undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower and the Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrower by the Bank is for the protection of the Bank and neither the Borrower nor any third party is entitled to rely thereon.
Section 8.17.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Bank in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Bank in respect of such Loan or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Bank.

Section 8.18.    Electronic Records. The Borrower hereby acknowledges receipt of a copy of this Agreement and all other Loan Documents.  The Bank may, on behalf of the Borrower, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the Loan Documents.  The Bank may store the electronic image of this Agreement and Loan Documents in its electronic form and then destroy the paper original as part of the Bank’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity and enforceability as the paper originals. The Bank is authorized, when appropriate, to convert any note into a “transferable record” under the Uniform Electronic Transactions Act.
Section 8.19.    USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA PATRIOT Act of 2001, 31 U.S.C. Section 5318:
The Bank is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Act.
[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

MIDWESTONE FINANCIAL GROUP,
INC.

By:	/s/ CHARLES N. FUNK
Name: Charles N. Funk
Title: President and Chief Executive Officer

Address for Borrower:
MidWestOne Financial Group, Inc.
102 South Clinton Street
Iowa City, Iowa 52240

Fax: (319) 356-5849

[Signature Page 1 to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ WILLIAM P. DORAN
Name: William P. Doran
Title: Vice President

Address for Bank:
U.S. Bank National Association
National Correspondent Banking
101 E 5th St. (EP-MN-S9CB)
St. Paul, MN 55101
Attention: William P. Doran
Fax: 651-466-8270

[Signature Page 2 to Credit Agreement]

EXHIBIT A-1 TO
CREDIT AGREEMENT
FORM OF REVOLVING NOTE
$5,000,000     April 30, 2015
    Saint Paul, Minnesota
FOR VALUE RECEIVED, MIDWESTONE FINANCIAL GROUP, INC., a corporation organized under the laws of the State of Iowa hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (the “Bank”) at its main office in Saint Paul, Minnesota, in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) on the Revolving Loan Termination Date the principal amount of FIVE MILLION DOLLARS ($5,000,000) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Bank under the Credit Agreement, and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.
This note is the Revolving Note referred to in the Credit Agreement dated of even date herewith (as the same may hereafter be from time to time amended, restated or otherwise modified, the “Credit Agreement”) between the undersigned and the Bank. The maturity of this note is subject to acceleration, in each case upon the terms provided in said Credit Agreement.
In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.
THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

MIDWESTONE FINANCIAL GROUP,
INC.

By:
Name: Charles N. Funk
Title: President and Chief Executive Officer

Ex A-1-1

EXHIBIT A-2 TO
CREDIT AGREEMENT
TERM NOTE
See attached.

Ex A-2

TERM NOTE
$35,000,000    April 30, 2015
    Saint Paul, Minnesota
FOR VALUE RECEIVED, MIDWESTONE FINANCIAL GROUP, INC., a corporation organized under the laws of the State of Iowa, hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”) at its main office in Saint Paul, Minnesota, in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) the principal amount of THIRTY-FIVE MILLION AND 00/100 DOLLARS ($35,000,000) or, if less, the aggregate unpaid principal amount of all Term Loan Advances made by the Bank under the Credit Agreement and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.
This note is the Term Note referred to in the Credit Agreement dated as of the date hereof (as the same may hereafter be from time to time amended, restated or otherwise modified, the “Credit Agreement”) between the undersigned and the Bank. The maturity of this note is subject to acceleration upon the terms provided in the Credit Agreement.
In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.
THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.
[The next page is the signature page.]

Ex A-2-1

IN WITNESS WHEREOF, the Borrower has executed this Term Note as of the date first above written.

MIDWESTONE FINANCIAL GROUP,
INC.

By:
Name: Charles N. Funk
Title: President and Chief Executive Officer

Ex A-2-2

EXHIBIT B TO
CREDIT AGREEMENT
FORM OF COMPLIANCE CERTIFICATE
See attached.

Ex B

COMPLIANCE CERTIFICATE
To: U.S. Bank National Association:
THE UNDERSIGNED HEREBY CERTIFIES THAT:
(1)I am the duly elected chief financial officer of MidWestOne Financial Group, Inc. (the “Borrower”);
(2)    I have reviewed the terms of the Credit Agreement dated as of April 30, 2015, between the Borrower and U.S. Bank National Association (as amended, restated, or otherwise modified from time to time, the “Credit Agreement”) and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower during the accounting period covered by the Attachment hereto;
(3)    The examination described in paragraph (2) did not disclose, and I have no knowledge, whether arising out of such examinations or otherwise, of the existence of any condition or event that constitutes, a Default or an Event of Default (as such terms are defined in the Credit Agreement) during or at the end of the accounting period covered by the Attachment hereto or as of the date of this Certificate, except as described below (or on a separate attachment to this Certificate). The exceptions, listing, in detail, the nature of the condition or event, the period during which it has existed, and the action the Borrower has taken, is taking, or proposes to take with respect to each such condition or event, are as follows:

The foregoing certification, together with the computations in the Attachment hereto and any financial statement or call report delivered with this Certificate in support hereof, are made and delivered this ___ day of __________, ______ pursuant to Section 5.1 of the Credit Agreement.

MIDWESTONE FINANCIAL GROUP,
INC.

By:
Name:
Title:

Ex B-1

ATTACHMENT TO COMPLIANCE CERTIFICATE
AS OF ______________, ____WHICH PERTAINS
TO THE PERIOD FROM ________________, ______
TO ________________, _______
Sections identified below are Sections of the Credit Agreement, to which reference should be made for a complete description of requirements.
Section 6.14
Non-Performing Loans and OREO to
Tangible Capital of any Subsidiary Bank
(Maximum: 16.00% as of the last day of the fiscal
quarter ending June 30, 2015 and the
last day of each fiscal quarter thereafter )        %
Section 6.15
The Loan Loss Reserves of any Subsidiary Bank,
to Non-Performing Loans of
such Subsidiary Bank, on a combined basis
(Minimum: 80.00 % as of the last day of the fiscal
quarter ending June 30, 2015 and the
last day of each fiscal quarter thereafter)         %
Section 6.16
Total Risk-Based Capital Ratio of each Subsidiary Bank        %

Minimum specified for the following periods prior to the merger of Central Bank and MidWestOne Bank:

Period	MidWestOne Bank, separately	Central Bank, separately	Subsidiary Banks Combined
Closing Date to and including December 30, 2015	10.25%	10.75%	10.50%
December 31, 2015 to and including December 30, 2016	10.40%	10.90%	10.60%
December 31, 2016 to and including December 30, 2017	10.65%	11.10%	10.85%
December 31, 2017 to and including December 30, 2018	10.90%	11.25%	11.05%
December 31, 2018 to and including December 30, 2019	11.15%	11.35%	11.25%
From and after December 31, 2019	11.40%	11.50%	11.45%

After the merger of MidWestOne Bank and Central Bank, the minimum shall be the percentage set forth above in the column labeled “Subsidiary Banks Combined.”

Ex B 2

Section 6.17
Each Subsidiary Bank [is] / [is not] “well capitalized.”
[The following Subsidiary Bank(s) [is/are] not “well capitalized:
    .]
Section 6.18
Fixed Charge Coverage Ratio of the Borrower
(Minimum: 1.25 to 1.0)         to 1.0

Ex B 3

EXHIBIT C TO
CREDIT AGREEMENT
MATTERS TO BE ADDRESSED BY OPINION OF COUNSEL
See attachment.

Exh. C